Exhibit 5

[ARNOLD & PORTER LLP LETTERHEAD]

December 16, 2013

The Charles Schwab Corporation

211 Main Street

San Francisco, CA 94105

Re:	Registration Statement on Form S-8 – The Charles Schwab Corporation

Financial Consultant Career Achievement Award Program

Ladies and Gentlemen:

This letter is being furnished to you in connection with the above referenced Registration Statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by The Charles Schwab Corporation, a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), deferred cash compensation obligations (the “Deferred Compensation Obligations”), which may be issued by the Company pursuant to The Charles Schwab Corporation Financial Consultant Career Achievement Award Program (the “Plan”).

In connection with this opinion, we have examined the following documents: (i) the Registration Statement; (ii) the Company’s Fifth Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on May 7, 2001, as amended by the Certificate of Designations of Fixed to Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A filed with the Secretary of State of the State of Delaware on January 24, 2012, and by the Certificate of Designations of 6.00% Non-Cumulative Perpetual Preferred Stock, Series B filed with the Secretary of State of the State of Delaware on May 31, 2012; (iii) the Company’s Fourth Restated Bylaws, dated December 12, 2007, as amended on July 28, 2009 and January 27, 2010; (iv) the Plan and the Plan’s claims procedures set forth in the Plan Prospectus, dated December 2, 2013 (the “Claims Procedures”); (v) resolutions of the Compensation Committee of the Board of Directors of the Company adopted on December 10, 2013 and (vi) one or more certificates of one or more officers of the Company.

In rendering our opinion, we have assumed the legal capacity of individuals, that the signatures on all documents not executed in our presence are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as reproduced or certified copies conform to the original documents, and that all corporate records of the Company provided to us for review are accurate and complete. We have further assumed the due execution and delivery of all documents, where due execution and delivery are prerequisites to the enforceability thereof, and that all of the Deferred Compensation Obligations will be settled in accordance with the terms of the Plan.

As to matters of fact material to our opinion, we have relied solely upon our review of the documents referred to above. We have assumed that the recitals of fact set forth in such documents are true, complete and correct on the date hereof. We have not independently verified any factual matters or the validity of any assumptions made by us in this letter and

The Charles Schwab Corporation

December 16, 2013

express no opinion with respect to such factual matters and disclaim any implication or inference as to the reasonableness of any such assumption. In rendering this opinion, we have been directed to assume and have assumed that the Company has established and will maintain the Plan primarily for the purpose of providing compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(3), and 401(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and we express no opinion as to whether the employees eligible to participate in the Plan constitute a select group of management or highly compensated employees for purposes of ERISA. Additionally, in rendering this opinion, we have considered only the Delaware General Corporation Law (including the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States of America presently in effect that, in our experience, are normally applicable to transactions of the type contemplated by the documents referred to above, and we express no opinion with respect to choice of law or conflicts of law. We express no opinion whatsoever as to the compliance or noncompliance by any person with antifraud or information delivery provisions of state or federal laws, rules and regulations, and no inference regarding such compliance or noncompliance may be drawn from any opinion in this letter.

Based upon the foregoing, and subject to the qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) the Deferred Compensation Obligations, when issued in accordance with the provisions of the Plan, will constitute binding obligations of the Company, except as the binding nature of the same may be limited by one or more of the Stated Exceptions (as defined below), and (ii) the Plan is exempt from Parts 2, 3, and 4 of Subtitle B of Title I of ERISA (respectively, requirements regarding participation and vesting, funding, and fiduciary responsibility), and the plan documents (taking into account the Claims Procedures) comply with the provisions of ERISA from which such plans are not exempt.

Our opinion in the preceding paragraph is subject to and limited by the effects of each of the following (collectively, the “Stated Exceptions”): (i) applicable federal or state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer or conveyance, and other laws or court decisions relating to or affecting the rights of creditors; (ii) equitable principles of general applicability (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, equitable subordination, and the possible unavailability of specific performance or injunctive relief), regardless of whether considered in a proceeding in equity or at law or whether codified by statute; (iii) the potential to vary the provisions of an unambiguous agreement on the basis of parol evidence; (iv) the unenforceability, under certain circumstances, of provisions which provide for penalties, liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, prepayment charges, late charges, additional interest in the event of a default or fees or costs related to such charges; (v) the unenforceability, under certain circumstances, of provisions to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, or that the election of some particular remedy or remedies does not preclude recourse to one or another remedy; (vi) the unenforceability, under certain circumstances, of provisions

The Charles Schwab Corporation

December 16, 2013

which purport to appoint a party as attorney-in-fact or agent for an adverse party; (vii) the unenforceability, under certain circumstances, of provisions which purport to govern forum selection, venue, personal jurisdiction or subject matter jurisdiction; (viii) the unenforceability, under certain circumstances, of provisions that contain prospective waivers of (A) vaguely or broadly stated rights, (B) unknown future rights, (C) the benefits of statutory, regulatory or constitutional rights, unless and to the extent the statute, regulation or constitution explicitly permits such waiver, (D) unknown future defenses, (E) rights to damages and (F) the right to a trial; and (ix) the unenforceability, under certain circumstances and in certain jurisdictions, of covenants not to compete and contracts that represent restraints on a profession, trade or business.

Notwithstanding anything in this letter to the contrary, the opinions set forth above are given only as of the date hereof and are expressly limited to the matters stated. We disclaim any obligation to update the opinions rendered herein and express no opinion as to the effect of events occurring (including any amendments to the Plan), circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Interests of Named Experts and Counsel.” By giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

ARNOLD & PORTER LLP

By:	/s/ Teresa L. Johnson
Teresa L. Johnson